SEWARD & KISSEL LLP

901 K Street, N.W.

Suite 800

Washington, D.C. 20001

Telephone: (202) 737-8833

Facsimile: (202) 737-5184

March 6, 2020

Tri-Continental Corporation

225 Franklin Street

Boston, Massachusetts 02110

Ladies and Gentlemen:

We have acted as counsel for Tri-Continental Corporation, a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,375,058 shares of Common Stock of the Company, par value $0.50 per share (the “Shares”). The Company is registered under the Investment Company Act of 1940, as amended, as a closed-end management investment company.

As counsel for the Company, we have participated in the preparation of the Company’s Registration Statement on Form N-2 to be filed with the Securities and Exchange Commission (the “Commission”) to be declared effective by the Commission pursuant to paragraph (a) of Section 8 the Securities Act (the “Registration Statement”) in which this letter is included as Exhibit (l). We have examined the Amended and Restated Charter and Amended and Restated By-Laws of the Company and applicable amendments and supplements thereto and have relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares authorized to be issued by the Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and nonassessable under the laws of the State of Maryland.

Tri-Continental Corporation

March 6, 2020

We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and nonassessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Maryland or any other jurisdiction. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “Other Services Provided—Counsel” in Part B thereof.

Very truly yours,

/s/ Seward & Kissel LLP